Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

HOWARD ENERGY PARTNERS, LP

The undersigned, desiring to amend the Certificate of Limited Partnership of Howard Energy Partners, LP (the “Partnership”) pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Partnership is Howard Energy Partners, LP.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended to read as follows: The name of the Partnership is “Howard Midstream Partners, LP”.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 10th day of November, 2016.

Howard Energy Partners, LP
By: Howard Energy GP, LLC, as general partner

/s/ Greg Packer
Name: Greg Packer
Title: Senior Vice President, General Counsel and Corporate Secretary